MEMORANDUM OF UNDERSTANDING FOR SHARE ACQUISITION OF AI DATA CENTER

This **MEMORANDUM OF UNDERSTANDING** (this "**MOU**") is made on **19 November 2025** (the "**Effective Date**") by and between:

1. MOBILE-HEALTH NETWORK SOLUTIONS (the "Purchaser" or "MHNS"), Company No. CT-313720, a company incorporated in the Cayman Islands, with its registered office at 2 Venture Drive, #07-06/07/08 Vision Exchange, Singapore 6085261;

and

2. PPG PP GRID SDN. BHD. (the "Company" or "PPG"), Registration No. 200801039254 (840602-A), a company incorporated in Malaysia, with its registered office at 19B, Jalan Tapah, Off Jalan Goh Hock Huat, Klang, 41400 Selangor.

MHNS and PPG are hereinafter individually referred to as a "**Party**" and collectively as the "**Parties**".

RECITALS

A. The Vendors (as defined below) are the legal and beneficial owners of 100% of the issued and paid-up share capital of PPG.

B. PPG owns and/or is in the process of securing licences, land and other assets for the development and operation of high-density artificial intelligence (AI) data centres and related digital infrastructure projects in Malaysia (including, without limitation, at Kuching, Sarawak)

C. MHNS is a Nasdaq-listed, dual-class company and wishes to expand into AI-driven digital infrastructure, including AI data centres, as part of its broader AI-powered health and technology ecosystem.

D. The Parties wish to set out in this MOU the principal terms and conditions on which MHNS proposes to acquire 100% of the issued share capital of PPG from the shareholders of PPG (the "Vendors") (the "Transaction").

E. This MOU is intended to be legally binding as to the provisions expressly stated to be binding, and otherwise to form the basis for the negotiation and execution of a definitive share purchase agreement and related documents (collectively, the "SPA"), which shall substantially reflect the binding terms of this MOU.

DEFINITIVE SALE AND PROJECT COMMITMENTS

Item	Details
Target Assets	**Sale of Subsidiary Owning 25MW AI Data Centre:** PPG shall incorporate a wholly-owned subsidiary ("**ProjectCo1**") to own and operate a 25MW AI-optimised data centre located in Malaysia. PPG shall sell one hundred per cent (100%) of the issued share capital of ProjectCo1 to MHNS upon completion of the data centre, which is targeted for end-2026. The specific assets, licences, and land rights to be owned by ProjectCo1 are detailed in **Annex A**. **Sale of Sarawak 150MW AI Data Centre:** PPG shall incorporate a second wholly-owned subsidiary ("ProjectCo2") to own and operate a 150MW AI-optimised data centre located in Sarawak. PPG shall sell one hundred per cent (100%) of the issued share capital of ProjectCo2 to MHNS upon completion of the data centre, which is targeted for end-2028. The specific assets, licences, and land rights to be owned by ProjectCo2 are detailed in **Annex B**.
Carve-Outs (if any)	Any businesses, assets or licences not required for the agreed data centre and digital infrastructure strategy (for example, non-core or legacy businesses) may, by mutual agreement, be carved out or excluded from the Transaction prior to completion, with the detailed perimeter to be confirmed in the SPA.

1. CONSIDERATION AND PAYMENT

1.1 Consideration Structure (Revised)

Item	Details
Total / Maximum Consideration	The total maximum consideration for the Acquisition Shares of Target Assets shall be **US$120,000,000** (One hundred twenty million US dollars) (the "**Maximum Consideration**"). This entire amount shall be satisfied by the issuance of **3,000,000** new Class A ordinary shares of MHNS, allocated across the individual definitive Share Purchase Agreements (SPAs) for ProjectCo1 and ProjectCo2
Issue Price	The price per MHNS Class A share used for calculating the number of shares to be issued as Consideration shall be **US$40.00** per Class A share (the "**Issue Price**"), subject to customary adjustment for any share split, share consolidation, stock dividend or similar corporate action affecting MHNS between the date of this MOU and the relevant issuance date.
Payment Method & Staging	The Maximum Consideration shall be fully satisfied by the issuance of **3,000,000 Class A shares** in MHNS at the Issue Price. The allocation of the 3,000,000 shares (or their corresponding US dollar value) among the SPAs for **ProjectCo1 and ProjectCo2** will be determined during the negotiation of the respective definitive SPAs, based on the independent valuation of each asset. Upon execution and satisfaction of the conditions precedent of each individual SPA, the corresponding tranche of MHNS Class A shares shall be issued to the Vendors.
Number of Shares	The total number of Class A shares to be issued as Consideration for all Target Assets is capped at **3,000,000 shares** (i.e., US$120,000,000 / US$40.00 per share).

Item	Details
Share Dilution Cap	The aggregate number of MHNS Class A shares issued to the Vendors pursuant to the Transaction shall represent no more than **[65]%** of the enlarged issued Class A share capital of MHNS immediately after the issuance of all such shares on a fully diluted basis (the "**Dilution Cap**"). In the event that the Maximum Consideration would otherwise require the issuance of a number of Class A shares in excess of the Dilution Cap, the Parties shall in good faith agree an alternative settlement mechanism for the excess value. Nothing in this clause shall amend, reduce or otherwise prejudice the existing rights attached to the Class B shares of MHNS, and the MHNS founders shall continue to retain majority voting control in MHNS post-Transaction.
Valuation / Allocation Adjustment	If the independent valuation referred to in Section 3.2 below materially deviates from the valuation assumptions underlying the Maximum Consideration, the Parties shall in good faith discuss and agree an appropriate adjustment to the allocation of the **3,000,000 shares** among the separate SPAs.

1.2 Upfront Deposit

Within **fourteen (14) days** of the Effective Date of this MOU, MHNS shall pay to PPG an upfront deposit of **US$1,500,000** (One Million Five Hundred Thousand US Dollars) (the "**Deposit**"). The Deposit shall be paid in:

- **Cash**, **or**
- **MHNS Class A Shares** issued at the Issue Price, **or**
- A combination of **Part Cash** and **Part MHNS Class A Shares**, as mutually agreed by the Parties.

1.3 Deposit Treatment

- The Deposit shall be credited against the consideration payable by MHNS upon Completion of the first definitive share purchase agreement (SPA) for ProjectCo1.
- **Long-Stop Date for ProjectCo1 SPA:** The definitive SPA for ProjectCo1 shall be executed within **ninety (90) days** from the Effective Date (the "**Long-Stop Date**").
- **Deposit Refund:** If the Parties fail to execute the definitive SPA for ProjectCo1 by the Long-Stop Date, for any reason other than a material breach of this MOU by PPG, the Deposit (or the equivalent value if paid in shares) shall be fully refunded to MHNS within seven (7) days of the Long-Stop Date.

2. SHARE ISSUANCE, STAGING AND LOCK-UP

2.1 Issuance & Staging

Item	Details
Share Issuance & Staging	The Class A shares comprising the Consideration shall be issued to the Vendors in stages as follows: **ProjectCo Shares:** The portion of the 3,000,000 shares allocated to each data centre project (ProjectCo1 and ProjectCo2) shall be issued to the Vendors upon the respective **Completion** of the individual Share Purchase Agreement (SPA) for that project. The SPA shall specify the Milestones (e.g., financial close, "Ready For Service" (RFS), minimum occupancy/EBITDA targets) applicable to the issuance of shares for that specific project. Pending achievement of the relevant Milestones and the expiry of any applicable lock-up, the Consideration Shares shall be held in escrow and/or be subject to such voting and transfer restrictions as may be agreed in the SPA.

2.2 Lock-Up and Standstill

Item	Details
Lock-Up Period	All Consideration Shares shall be subject to a lock-up for a period of **[36] months** from their respective dates of issuance (the "**Lock-Up Period**"), subject to staggered release mechanics to be set out in the SPA. During the Lock-Up Period, the Vendors shall not, directly or indirectly, sell, transfer, assign, pledge, charge, encumber or otherwise dispose of any legal or beneficial interest in the locked-up Consideration Shares, save for permitted transfers to affiliates that agree in writing to be bound by the same lock-up restrictions. The SPA shall provide for staggered release of the lock-up (for example, 0% of the locked-up Consideration Shares may be disposed of in the first 12 months following issuance, up to 33% after 12 months, up to 67% after 24 months and up to 100% after 36 months).
Standstill & Orderly Market	During the Lock-Up Period, the Vendors shall be prohibited from acquiring additional MHNS securities or acting in concert with third parties in a manner that would reasonably be expected to challenge the founders' voting control in MHNS. Following expiry of the Lock-Up Period, any disposal of Consideration Shares shall be subject to customary orderly market provisions, and MHNS and/or its nominated investors may be granted a right of first refusal or similar rights in respect of any proposed large block disposal of Consideration Shares.

3. CONDITIONS PRECEDENT & DUE DILIGENCE

Item	Details
Due Diligence (DD)	MHNS's obligation to enter into and complete the Transaction shall be conditional upon MHNS (and its advisers) having completed, to its satisfaction, commercial, financial, legal, technical and operational due diligence on PPG, its subsidiaries,

Item	Details
	project companies, licences, land and other assets, with the findings of such due diligence being satisfactory (or waived) in MHNS's sole discretion.
Independent Valuation	The Transaction shall be conditional upon the receipt of an independent valuation of the data centre projects and related assets, prepared by a reputable, independent valuer acceptable to MHNS, confirming that the Maximum Consideration (and the proposed allocation of shares) is appropriate having regard to the then-current status of the licences, land acquisition and project development.
Licence & Land Confirmation	PPG must successfully demonstrate (to MHNS's satisfaction) that it has legally secured, and will procure the transfer or availability to the relevant project companies of, all licences, permits, approvals and land rights necessary to legally construct and operate the data centres and related infrastructure as envisaged, including (without limitation) the ASP(C) licence from MCMC for the relevant services and the land and related rights in Kuching, Sarawak.
Conditions Precedent	Completion of the Transaction shall be conditional upon the satisfaction (or waiver by MHNS, where permitted) of customary conditions precedent, including, without limitation: (a) completion of due diligence and receipt of the independent valuation as described above; (b) the execution and delivery of the SPA and all ancillary documents; (c) obtaining all requisite corporate, shareholder, regulatory and stock exchange approvals in the Cayman Islands, Malaysia, the United States and any other relevant jurisdictions; (d) no material adverse change having occurred in respect of PPG, its group or the data centre projects; and (e) the internal reorganisation (if any) required to align the

Item	Details
	Target Assets with the agreed Transaction perimeter having been duly completed.

4. GOVERNANCE POST-COMPLETION

Item	Details
Subsidiary Governance	Following Completion, PPG and its data centre project companies shall operate as part of the MHNS group. MHNS shall have the right to appoint a majority of the directors on the boards of PPG and its key data centre subsidiaries. The Vendors shall be entitled to nominate up to two (2) representatives to the board of PPG for an initial term, subject to customary conditions to be detailed in the SPA.
MHNS Governance and Dual-Class Structure	Nothing in this MOU or the Transaction shall amend or prejudice the existing rights attached to the Class B shares of MHNS. The founders of MHNS shall continue to hold a majority of the total voting rights in MHNS following Completion. Any Vendor representation on the board of MHNS, if agreed, shall be subject to applicable corporate governance requirements and, where necessary, shareholder approval.
Reserved Matters	The SPA shall include a list of key reserved matters requiring MHNS approval at PPG / data centre platform level, which may include, without limitation: (a) incurring material indebtedness; (b) large capital expenditures above agreed thresholds; (c) changes in the nature or scope of the business; (d) entry into or amendment of material related-party transactions; and (e) disposal or encumbrance of core data centre assets.

5. EXCLUSIVITY, CONFIDENTIALITY & OTHER TERMS

Item	Details
Exclusivity	From the Effective Date until the earlier of (i) the execution of the SPA or (ii) the expiry of **[90] days** from the Effective Date (or such longer period as may be agreed in writing by the Parties), the Vendors shall not, and shall procure that PPG and its affiliates shall not, directly or indirectly, solicit, initiate, encourage or engage in discussions or negotiations with, or provide information to, any third party in relation to any transaction that is similar to or in competition with the Transaction.
Confidentiality	The Parties shall keep confidential the existence and terms of this MOU and all information received from the other Party in connection with the Transaction, save as required by law, regulation or stock exchange rules, or as otherwise agreed in writing.
Costs	Each Party shall bear its own costs and expenses (including professional adviser fees) incurred in connection with the negotiation and execution of this MOU and the SPA, and the evaluation and implementation of the Transaction, unless otherwise agreed in the SPA.
Governing Law and Dispute Resolution	This MOU shall be governed by, and construed in accordance with, the laws of **Singapore**. Any dispute arising out of or in connection with this MOU shall be referred to and finally resolved by arbitration administered by the **Singapore International Arbitration Centre (SIAC)** in accordance with the SIAC Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be **Singapore**. The tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be **English**.

6. MISCELLANEOUS

Item	Details
Non-Assignment	Neither Party may assign or transfer its rights or obligations under this MOU without the prior written consent of the other Party, save that MHNS may assign its rights to a wholly-owned subsidiary established for the purpose of completing the Transaction.
Entire Understanding	This MOU sets out the entire understanding between the Parties in relation to the subject matter hereof and supersedes all prior discussions, negotiations and understandings, whether written or oral, relating to such subject matter.
Amendments	Any amendment to this MOU shall only be effective if made in writing and signed by or on behalf of each of the Parties.
Counterparts	This MOU may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted electronically shall be deemed original signatures.

7. TERMINATION CLAUSE

This MOU shall terminate immediately upon the occurrence of any of the following events:-

- Where within 90 days of entering into an SPA for the related project (e.g. ProjectCo1, ProjectCo 2), the capital raising process has yet to be initiated or that it has been initiated but the targeted capital raise was not achieved;
- Where MHNS is reasonably unsatisfied by the due diligence results of PPG;
- Where mutually agreed in writing by both parties;
- Where MHNS is delisted from Nasdaq or other stock exchanges;

In the event of termination, MHNS shall transfer back all shares in any ProjectCo and cease to hold any rights against the project. In exchange, PPG will refund the deposit & transfer all shares held in MHNS back to the founders of MHNS.

SIGNATURE BLOCK

Mobile-health Network Solutions

DocuSigned by:

By: ______________________________
4585ABA17A6B4FE...

Name: Siaw Tung Yeng

Title: Co-CEO

Date: 11/19/2025

PP GRID SDN. BHD.

Signed by:

By: ______________________________
A95F2C2A4E6645F...

Name: Dato' Ling Tiung Leng

Title: Managing Director

Date: 11/19/2025

Signed by:

Sylvester Wong

By: ______________________________
EF18934E7EE94C5...

Name: Sylvester Wong

Title: Executive Director

Date: 11/19/2025

ANNEX A – PROJECTCO1 DETAILS (25MW Malaysia AI Data Centre)

This Annex sets out the principal target assets and conditions for the 25MW AI Data Centre project in Malaysia.

Item	**Details**
Project Name	Sarawak AI-DC1
Capacity	25 MW ConnectedLoad
Location	Malaysia: Lot 728, Block 3, Salak Land District, Sarawak
Land	**Title:** Leasehold – 99 years expiring March 2121 **Area:** 1.65 acres **Condition:** Fully secured, titled in the name of ProjectCo1, and suitable for the construction and operation of a high-density AI data centre.
Target Completion	Q3 of 2027

ANNEX B – PROJECTCO2 DETAILS (150MW Sarawak AI Data Centre)

This Annex sets out the principal target assets and conditions for the 150MW AI Data Centre project in Sarawak.

Item	**Details**
Project Name	Sarawak AI-DC2
Capacity	150 MW IT Load
Location	Sarawak: Bintulu
Land	**Title:** Leasehold 99 years **Area:** 25 Acres **Condition:** Planning Stage.
Target Completion	End of 2028